EXHIBIT 99.1

N E W S  R E L E A S E

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS THIRD QUARTER RESULTS

•	Net Income of $0.69 Per Share, Up 60 Percent Compared to Last Year
•	Comparable-Store Sales Increased 10.2 Percent
•	SG&A Rate Improved 210 Basis Points

NEW YORK, NY, November 16, 2012 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its third quarter ended October 27, 2012.

Third Quarter Results

Net income for the Company’s third quarter ended October 27, 2012 was $106 million, or $0.69 per share, compared with net income last year of $66 million, or $0.43 per share. Third quarter sales increased 9.3 percent, to $1,524 million this year, compared with sales of $1,394 million for the corresponding prior-year period. Third quarter comparable-store sales increased 10.2 percent, which consisted of a 9.4 percent increase in store sales and an 18.3 percent increase in direct-to-customer sales. Excluding the effect of foreign currency fluctuations, total sales for the third quarter increased 11.0 percent.

Year-to-Date Results

Net income for the Company’s first nine months of the year increased 48.7 percent to $293 million, or $1.90 per share, compared with net income of $197 million, or $1.27 per share, for the corresponding period last year. Year-to-date sales increased 8.4 percent, to $4,469 million, compared with sales of $4,121 million last year. Year-to-date comparable-store sales increased 9.9 percent. Excluding the effect of foreign currency fluctuations, total sales year-to-date increased 10.4 percent.

“Our team put together another outstanding quarter, delivering a double digit sales gain and controlling expenses to drive our bottom line earnings to new heights,” said Ken C. Hicks, Chairman and Chief Executive Officer. “The ongoing focus of all of our associates on the strategies and initiatives we updated at the beginning of the year continues to enhance the productivity of our key assets. Inventory turns are improving; sales per square foot are increasing; and by investing in our people and giving them the best tools to succeed with the customer, our associates are becoming even more productive, too.”

Non-GAAP Adjustment

Included in the Company’s third quarter and year-to-date results is a tax benefit of $9 million, or $0.06 per share. This benefit is the result of a settlement of a foreign tax audit, resulting in a reduction of tax reserves established in prior periods. On a non-GAAP basis, Foot Locker’s third quarter earnings were $0.63 per share. A reconciliation of GAAP to non-GAAP results for the third quarter of 2012 is provided in the table below.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Financial Position

At October 27, 2012, the Company’s merchandise inventory was $1,240 million, 3.0 percent higher than at the end of the third quarter last year. The Company’s cash and short-term investments totaled $853 million, while the debt on its balance sheet was $133 million. The Company’s total cash position, net of debt, was $158 million higher than the same time last year.

During the third quarter of 2012, the Company repurchased approximately 841 thousand shares of its common stock for $29.7 million. Year-to-date, the Company has repurchased just under 3 million shares of its common stock for $94.3 million under the Company’s $400 million share repurchase program.

Store Base Update
During the first nine months of the year, the Company opened 70 new stores, remodeled/relocated 159 stores and closed 72 stores. At October 27, 2012, the Company operated 3,367 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 40 franchised stores were operating in the Middle East and South Korea.

The Company is hosting a live conference call at 9:00 a.m. (EST) today, November 16, 2012, to discuss these results and provide comments on the current business environment and trends. This conference call may be accessed live by dialing 888-446-3850 (U.S. and Canada) or 630-691-2739 (International) using the passcode 33645015, or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to download any necessary software. A replay of the call will be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com through November 30, 2012.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, further deterioration of global financial markets, economic conditions worldwide, further deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended October 27, 2012 and October 29, 2011
(In millions, except per share amounts)

	Third Quarter 2012	Third Quarter 2011	YTD 2012	YTD 2011

Sales	$1,524	$1,394	$4,469	$4,121

Cost of sales	1,019	941	2,999	2,805
SG&A	319	320	931	919
Depreciation and amortization	30	27	88	82
Other income	—	—	(1)	(1)
Interest expense, net	1	1	3	4

	1,369	1,289	4,020	3,809

Income before taxes	$155	$105	$449	$312
Income tax expense (1)	49	39	156	115

Net income	$106	$66	$293	$197

Diluted EPS	$0.69	$0.43	$1.90	$1.27

Weighted-average diluted shares outstanding	153.9	153.6	154.0	154.8

	Third Quarter 2012	Third Quarter 2011	YTD 2012	YTD 2011

Non GAAP Results

Exclude tax benefit (1)	$9	$—	$10	$—

Non GAAP Net Income	$97	$66	$283	$197

Non GAAP Diluted EPS	$0.63	$0.43	$1.83	$1.27

Footnote to explain adjustments

(1) Included in the third quarter of 2012 is a tax benefit of $9 million, or $0.06 per diluted share. This benefit is the result of a settlement of a foreign tax audit, which resulted in a reduction of tax reserves established in prior periods. Also included in the 2012 year-to-date results is a benefit of $1 million, or $0.01 per diluted share, which represented Canadian provincial tax rate changes.

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	October 27, 2012	October 29, 2011

Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$853	$698
Merchandise inventories	1,240	1,204
Other current assets	202	157

	2,295	2,059

Property and equipment, net	462	421
Deferred tax assets	285	295
Other assets	257	270

	$3,299	$3,045

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$327	$284
Accrued and other liabilities	298	284

	625	568

Long-term debt and obligations under capital leases	133	136
Other liabilities	252	248
SHAREHOLDERS’ EQUITY	2,289	2,093

	$3,299	$3,045

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FOOT LOCKER, INC.
Store and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	October 27, 2012	October 29, 2011	October 30, 2010

Foot Locker U.S.
Number of stores	1,090	1,129	1,152
Gross square footage	4,378	4,549	4,633
Selling square footage	2,558	2,689	2,744

Footaction
Number of stores	287	299	312
Gross square footage	1,329	1,380	1,439
Selling square footage	832	864	904

Lady Foot Locker
Number of stores	319	347	399
Gross square footage	711	773	882
Selling square footage	411	447	506

Kids Foot Locker
Number of stores	295	292	302
Gross square footage	709	699	724
Selling square footage	412	407	421

Champs Sports
Number of stores	540	537	547
Gross square footage	2,870	2,857	2,919
Selling square footage	1,882	1,872	1,938

CCS
Number of stores	22	22	12
Gross square footage	51	54	31
Selling square footage	34	36	20

Foot Locker International
Number of stores	814	776	750
Gross square footage	2,372	2,262	2,168
Selling square footage	1,197	1,145	1,099

Total Stores Operated
Number of stores	3,367	3,402	3,474
Gross square footage	12,420	12,574	12,796
Selling square footage	7,326	7,460	7,632

Total Franchised Stores
Number of stores	40	32	24
Gross square footage	91	81	87
Selling square footage	62	56	57

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